EXHIBIT 99.1

CIRCULAR 07/048	Liquidity Provider Program — ICE Futures Middle East Sour Crude Oil Futures Contract (“the Contract”)

24 April 2007	The purpose of this Circular is to invite Members to apply for Liquidity Provider status in the ICE Futures Middle East Sour Crude Liquidity Provider Program (“the LP Program”) and to outline its terms.

Category: Membership Attachments: Application Form	LP Program
Liquidity Providers will be required to meet certain market making obligations under the LP Program. The LP Program will run for a period of nine months from the launch of the Contract (Monday 21 May 2007 to Wednesday 20 February 2008) (“the Commitment Period”). The Exchange plans to select up to five Liquidity Providers.

Summary of content	LP Program — benchmark obligations Benchmark Liquidity Provider obligations are set out below.

Notification of a Liquidity	For the purposes of the LP Program the Exchange intends to divide the trading day into three “Market Maker Periods” as follows:
Provider
Program for the ICE Futures Middle East	· Market Maker Period A — 01:00 to 08:30 (London local time);
Sour Crude Oil Futures Contract	· Market Maker Period B — 08:00 to 12:00 (London local time); and,

· Market Maker Period C — 12:00 to 19:30 (London local time).

For more information please contact: Fredrik Voss,	The Liquidity Provider must, for 85% of the hours in the Market Maker Periods for which it has registered, maintain two-sided markets consisting of a simultaneous bid and offer, ensuring that the respective two sided markets shall be no wider than:

Director Market Development +44 (0)20 7265 3678; fredrik.voss@theice.com	(i) $0.06/barrel in the front three months in the Contract at a minimum of 10 lots; (ii) $0.04/barrel in the front three calendar spreads in the Contract at a minimum of 25 lots; and,
(iii) $0.04/barrel in the front three spreads between the Contract and the ICE Brent Futures Contract at a minimum of 25 lots.

The obligations will not apply during Singapore or UK holidays. The obligations which each Liquidity Provider will be required to meet will be set out in a formal agreement with the Exchange.

Commercial terms In return for meeting its obligations during the Commitment Period, the Liquidity Provider shall:
1.	have its Exchange transaction fees rebated in relation to all trades in the Contract undertaken during the Commitment Period (“the Rebate”); and,

2.	receive a share in a Liquidity Provider Pool which is to be established in each year in the period 2008 — 2015 (“the Measurement Period”) being 50% of the overall transaction fees received by the Exchange in relation to trading in the Contract in such calendar year, net of relevant taxes and charges.

ICE Futures, a Recognised Investment Exchange under the Financial Services & Markets Act 2000	ICE Futures Circular 07/048

Registered in England & Wales with Registered Office at International House, 1 St. Katharine’s Way, London, E1W 1UY Company Registration No. 1528617	1

The Rebate will be paid monthly within 30 days of the end of the calendar month in which relevant Exchange transaction fees are received by the Exchange, and the share of each annual Liquidity Provider Pool will be paid in the first quarter of the subsequent calendar year.
Each annual Liquidity Provider Pool will be allocated between Liquidity Providers as follows:
•	30% allocated equally among the Liquidity Providers;

•	30% allocated on the basis of the extent of their market making obligations; and

•	40% allocated on the basis of Contract volumes traded by the Liquidity Provider during that calendar year of the Measurement Period.
Clearing fees will not be waived and are outside the scope of the LP Program.
Selection of Liquidity Providers
Liquidity Providers will be selected by the Exchange on the basis of a number of criteria, including:
•	experience of trading in the Middle East and Asian OTC oil markets and other OTC oil markets;

•	experience of trading in the ICE Brent Crude Futures market and the volumes traded in such market;

•	capacity and capability to fulfill Liquidity Provider obligations;

•	financial capacity and capital; and

•	technological and operational infrastructure.
The Exchange’s selection of such Liquidity Providers will be at its absolute discretion and its decision in such selection will be final.
Participation
Members with an interest in becoming a Liquidity Provider in the LP Program should complete and submit the attached application form. The completed application form to be received by the Exchange no later than the close of business on Wednesday 2 May 2007. Successful applicants will be required to enter into an agreement with the Exchange in relation to the LP Program which will address issues of the Liquidity Provider’s obligations, the Rebate and their share in the Liquidity Provider Pool.

Should Members have any further queries in relation to the LP Program they are asked to direct them to Fredrik Voss, Director Market Development by telephone on +44 (0)20 7265 3678, or by email to fredrik.voss@theice.com.
Signed:
Patrick Davis
Company Secretary